Exhibit 99.1

FuelCell Energy Reports Results for the Third Quarter of Fiscal 2021

Third Quarter Fiscal 2021 Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $26.8 million compared to $18.7 million
●	Gross profit of $1.1 million compared to gross loss of $(3.1) million
●	Loss from operations of $(10.6) million compared to $(10.8) million
●	Unrestricted cash and cash equivalents of $468.6 million as of July 31, 2021
●	Backlog of $1.30 billion as of July 31, 2021 compared to $1.33 billion as of July 31, 2020

DANBURY, CT – September 14, 2021 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology—with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—today reported financial results for its third quarter ended July 31, 2021 and key business highlights.

“FuelCell Energy delivered higher revenue in the third fiscal quarter, both sequentially compared to the second fiscal quarter and year over year. We are pleased by the continued execution of our project backlog and the advancement of our strategic agenda in terms of infrastructure, solutions and talent to support our ability to achieve our long-term goals,” said Mr. Jason Few, President and CEO. “We made progress in advancing our inflight projects and combined with an increase in our investment in commercial capabilities and research and development activities, we believe we are positioning FuelCell Energy for long-term growth and sustainable commercial success.”

“We are almost two years into our Powerhouse business strategy, and we continue to make progress,” continued Mr. Few. “The ability to deliver these results while simultaneously increasing our annualized production rate, repositioning our brand for the future and building the next generation sales structure underscores the hard work and effort of the over 380 employees of FuelCell Energy. To further deepen our bench and ensure we are well positioned for the future, we recently announced additions to our team, significantly expanding our sales and marketing presence with the goal of enhancing customer engagement and effectiveness.”

Mr. Few added, “We have increased our investment in innovation and are making progress towards the availability of our Advanced Technologies solutions, including distributed hydrogen, long duration energy storage, and hydrogen production via our solid oxide platform. These offerings will complement our commercially available carbonate fuel cell platforms that provide a scalable solution to deliver against the increasing requirements of clean, distributed power and hydrogen generation to strengthen and supplement the grid power and enable the hydrogen economy. The global energy transition continues to accelerate and we believe FuelCell Energy is positioned to answer these opportunities with our patented portfolio of platform solutions.”

FuelCell Energy Third Quarter Fiscal 2021 Results  Page 2

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months July 31,
(Amounts in thousands except for share amounts and percentages)	2021	2020	Change
Total revenues	$ 26,820	$ 18,728	43%
Gross profit (loss)	1,100	(3,128)	135%
Loss from operations	(10,585)	(10,762)	-2%
Net Loss	(11,997)	(15,331)	-22%
Net loss attributable to common stockholders	(12,797)	(16,131)	-21%
Net loss per basic and diluted share	$ (0.04)	$ (0.07)	-43%

EBITDA	(6,076)	(6,036)	1%
Adjusted EBITDA	(5,173)	(5,638)	-8%

Third Quarter of Fiscal 2021 Results

Note: All comparisons between periods are between the third quarter of fiscal 2021 and the third quarter of fiscal 2020, unless otherwise specified.

Third quarter revenue of $26.8 million represents an increase of 43% over the prior-year quarter, driven by a $7.2 million increase in service agreements and license revenues, which was primarily due to the fact that there were more module exchanges during the quarter than in the prior year quarter.

●	Service agreements and license revenues increased 102% to $14.3 million from $7.1 million. The increase in revenue is primarily due to the fact that there were more module exchanges during the quarter, generating approximately $13.4 million of revenue in the current year quarter compared to revenue of $6.0 million in the prior year quarter.

●	Generation revenues increased 32% to $6.2 million from $4.7 million primarily due to higher operating output of the generation fleet portfolio as a result of investments in maintenance activities and an increase in the size of the fleet.

●	Advanced Technologies contract revenues decreased 9% to $6.2 million from $6.9 million. Compared to the third fiscal quarter of 2020, Advanced Technologies contract revenues recognized under the Joint Development Agreement with ExxonMobil Research and Engineering Company (“EMRE”) were approximately $0.1 million higher during the third fiscal quarter of 2021, reflecting continued performance under our Joint Development Agreement with EMRE during the quarter. However, the increased revenues under the Joint Development Agreement with EMRE were offset by $0.8 million less revenue recognized under government contracts during the third fiscal quarter of 2021 than during the third fiscal quarter of 2020.

Gross profit for the third fiscal quarter of 2021 totaled $1.1 million, compared to a gross loss of $(3.1) million in the comparable prior-year quarter. Higher gross profit for the quarter was the result of (i) higher service gross margin primarily due to more new module exchanges for projects with higher margins during the current year quarter, (ii) improved generation gross margin primarily related to an increase in revenues and a decrease in depreciation expense, and (iii) lower manufacturing variances primarily as a result of increased production volumes.  This was partially offset by lower Advanced Technologies gross margin primarily related to the mix of government contracts in the quarter.

Operating expenses for the third fiscal quarter of 2021 increased to $11.7 million from $7.6 million in the third fiscal quarter of 2020. Administrative and selling expenses in the third fiscal quarter of 2021 included

FuelCell Energy Third Quarter Fiscal 2021 Results  Page 3

legal expenses associated with tax equity financings and additional share-based compensation expense of $0.5 million due to the non-cash grants made in August 2020 and November 2020 under our Long-Term Incentive Plans. Research and development expenses of $3.0 million during the third fiscal quarter of 2021 reflect increased spending on the Company’s hydrogen commercialization initiatives compared to the prior year period.

Net loss was $(12.0) million in the third fiscal quarter of 2021, compared to net loss of $(15.3) million in the third fiscal quarter of 2020, due, in part, to higher gross margin for the third fiscal quarter of 2021 compared to the third fiscal quarter of 2020. Additional contributing factors included lower interest expense as a result of the early repayment of the Orion Facility and the fact that there was no charge for the change in fair value of common stock warrant liability, partially offset by higher operating expenses for the period and the fact that there was no gain on the extinguishment of financing obligation recorded in the quarter.

The net loss per share attributable to common stockholders in the third fiscal quarter of 2021 was $(0.04), compared to $(0.07) in the third fiscal quarter of 2020. The lower net loss per common share was primarily due to the higher weighted average shares outstanding due to share issuances since July 31, 2020, and the lower net loss attributable to common stockholders.

Adjusted EBITDA totaled $(5.2) million in the third fiscal quarter of 2021, compared to Adjusted EBITDA of $(5.6) million in the third fiscal quarter of 2020. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

Cash, Restricted Cash and Financing Update

On June 11, 2021, the Company entered into an Open Market Sale Agreement with Jefferies LLC and Barclays Capital Inc. (the “Agents”) with respect to an at the market offering program under which the Company may, from time to time, offer and sell shares of the Company’s common stock having an aggregate offering price of up to $500 million. Pursuant to the Open Market Sale Agreement, the Company paid the Agent making each sale a commission equal to 2.0% of the aggregate gross proceeds it received from such sale by such Agent of shares under the Open Market Sale Agreement. From the date of the Open Market Sale Agreement through July 31, 2021, approximately 44.0 million shares were sold under the Open Market Sale Agreement at an average sales price of $8.56 per share, resulting in gross proceeds of $376.6 million, before deducting expenses and sales commissions. Net proceeds to the Company totaled approximately $369.0 million after deducting commissions and offering expenses totaling approximately $7.6 million. The Company plans to use the net proceeds from this offering to accelerate the development and commercialization of our Advanced Technologies products, including our solid oxide platform, for project development, for internal research and development, to invest in capacity expansion for solid oxide and carbonate fuel cell manufacturing, and for project financing, working capital support, and general corporate purposes.

Cash and cash equivalents and restricted cash and cash equivalents totaled $494.0 million as of July 31, 2021 compared to $192.1 million as of October 31, 2020. The breakdown of unrestricted and restricted cash is as follows:

●	As of July 31, 2021, unrestricted cash and cash equivalents totaled $468.6 million, compared to $149.9 million of unrestricted cash and cash equivalents as of October 31, 2020.
●	As of July 31, 2021, restricted cash and cash equivalents totaled $25.5 million, of which $10.2 million was classified as current and $15.2 million was classified as non-current, compared to $42.2 million of restricted cash and cash equivalents as of October 31, 2020, of which $9.2 million was classified as current and $33.0 million was classified as non-current.

FuelCell Energy Third Quarter Fiscal 2021 Results  Page 4

Operations Update

Groton Sub Base.  The Company achieved mechanical completion, executed the interconnect agreement in July, and commenced the process of commissioning the 7.4 MW platform at the U.S. Navy Submarine Base in Groton, Connecticut. During the commissioning process (the final stage prior to commercial operation), a localized and contained elevated temperature was observed inside a component on one of the two installed plants and, as a result, the commissioning process was suspended. Due to the temporary elevated temperature being above the installation heat rating, we need to repair the gasket seals and insulation. Our team has identified the root cause of the issue and is in the process of applying improvements and preventative upgrades as well as making the necessary repairs to the plant. The issue identified affects unique aspects of this plant and does not affect the rest of our fleet. We expect to resume commissioning on the project in late September but timing is dependent on non-FuelCell Energy related activities on the Navy base. Our intent is to achieve commercial operations as expeditiously as possible. If commercial operations are delayed beyond October 18, 2021, an extension will be required from the Navy and the Navy will determine whether such extension will be granted. This platform, when fully operational, will demonstrate the ability of FuelCell Energy’s platforms to perform at high efficiencies and provide low CO2 to MWh output. Incorporation of the platform into a microgrid will demonstrate the ability of FuelCell Energy’s platforms to increase grid stability and resilience while supporting the U.S. military’s efforts to fortify base energy supply and demonstrating the Navy’s commitment to clean reliable power.

Subsequent to quarter end, in August 2021, the Company closed on a tax equity financing transaction with East West Bank for this project. East West Bank’s tax equity commitment totals $15 million. In connection with the initial closing, the Company was able to draw down $3.0 million, of which approximately $0.8 million was used to pay closing costs including appraisal fees, title insurance expenses and legal and consulting fees. The Company is eligible to draw the remaining amount of the commitment, approximately $12 million, once the Groton Project achieves commercial operation. Under the terms of our agreement with East West Bank, the project has a required commercial operations deadline of October 18, 2021, unless that deadline is amended or waived. If commercial operations are delayed beyond October 18, 2021, an extension will be required from the Navy and the Navy will determine whether such extension will be granted.

San Bernardino, CA. This 1.4 MW platform located at the wastewater treatment facility in San Bernardino, California commenced commercial operation in July 2021.

Subsequent to quarter end, in August 2021, the Company closed on a tax equity sale-leaseback financing transaction with Crestmark Equipment Finance (“Crestmark”) for this project. In this transaction, a subsidiary of the Company sold the fuel cell power plant located at the wastewater treatment plant in San Bernardino, California to Crestmark for a purchase price of $10.2 million and then leased the plant back from Crestmark.  Net proceeds of unrestricted cash to the Company were approximately $5.3 million after deducting an initial rental down payment and one quarter’s rent totaling $2.2 million, debt service and future module replacement reserves totaling $2.5 million (classified as restricted cash of the Company until such time as it meets its performance obligations under the Long-Term Service Agreement for the project), and taxes and transaction fees.

LIPA -- Yaphank, NY. On-site civil construction of this 7.4 MW project has materially advanced, with all foundations having been completed and most equipment necessary for the complete construction of the fuel cell project having been delivered to the site.

Derby, CT. On-site civil construction of this 14.8 MW project has advanced, having largely completed the foundational construction necessary in order to begin to receive delivery of the fuel cell platform equipment. This utility scale fuel cell platform will contain 5 SureSource 3000 fuel cell systems that will be installed on engineering platforms alongside the Housatonic River.

FuelCell Energy Third Quarter Fiscal 2021 Results  Page 5

Toyota -- Port of Long Beach, CA. This 2.3 MW trigeneration platform, which will produce electricity, hydrogen and hot water, has advanced to early site civil construction. It is anticipated that the fuel cell platform equipment will be received on-site over the next 90 days following the date of this release.

Backlog

	As of July 31,
(Amounts in thousands)	2021	2020	Change
Service	$ 127,048	$ 153,818	-17%
Generation	1,109,343	1,099,625	1%
License	22,182	22,182	0%
Advanced Technologies	40,027	51,892	-23%
Total Backlog	$ 1,298,600	$ 1,327,517	-2%

Backlog decreased 2.2% to $1.30 billion as of July 31, 2021, reflecting the continued execution of backlog and adjustments to generation backlog, primarily resulting from the decrease in fuel pricing which has lowered estimated future revenue, offset by the inclusion of the project with United Illuminating in Derby, Connecticut which was awarded in the second quarter of this fiscal year.

Only projects for which we have an executed power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss third quarter fiscal 2021 results and key business highlights.  Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 14th earnings call event, or click here.
●	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 8137459.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2021 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. These statements are not guarantees of future performance, and all forward-looking statements are

FuelCell Energy Third Quarter Fiscal 2021 Results  Page 6

subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power platforms configured for carbon capture or carbon sequestration; potential volatility of energy prices; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; the arbitration and other legal proceedings with POSCO Energy Co., Ltd.; our ability to implement our strategy; our ability to reduce our levelized cost of energy and our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our products will not occur when anticipated; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our power plants and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy Third Quarter Fiscal 2021 Results  Page 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$468,565	$149,867
Restricted cash and cash equivalents – short-term	10,212	9,233
Accounts receivable, net	14,182	9,563
Unbilled receivables	8,690	8,041
Inventories	60,413	50,971
Other current assets	12,170	6,306
Total current assets	574,232	233,981

Restricted cash and cash equivalents – long-term	15,243	32,952
Project assets	199,218	161,809
Inventories – long-term	4,586	8,986
Property, plant and equipment, net	35,961	36,331
Operating lease right-of-use assets, net	7,993	10,098
Goodwill	4,075	4,075
Intangible assets, net	18,994	19,967
Other assets	19,330	15,339
Total assets	$879,632	$523,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,154	$21,366
Current portion of operating lease liabilities	950	939
Accounts payable	10,893	9,576
Accrued liabilities	13,531	15,681
Deferred revenue	8,454	10,399
Preferred stock obligation of subsidiary	-	938
Total current liabilities	42,982	58,899

Long-term deferred revenue	28,969	31,501
Long-term preferred stock obligation of subsidiary	-	18,265
Long-term operating lease liabilities	8,011	9,817
Long-term debt and other liabilities	73,582	150,651
Total liabilities	153,544	269,133

Redeemable Series B preferred stock (liquidation preference of $64,020 as of July 31, 2021 and October 31, 2020)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 and 337,500,000 shares authorized as of July 31, 2021 and October 31, 2020 respectively; 366,483,758 and 294,706,758 shares issued and outstanding as of July 31, 2021 and October 31, 2020, respectively	37	29
Additional paid-in capital	1,908,011	1,359,454
Accumulated deficit	(1,241,070)	(1,164,196)
Accumulated other comprehensive loss	(747)	(739)
Treasury stock, Common, at cost (67,694 and 56,411 shares as of July 31, 2021 and October 31, 2020, respectively)	(544)	(432)
Deferred compensation	544	432
Total stockholders’ equity	666,231	194,548
Total liabilities and stockholders’ equity	$879,632	$523,538

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2021	2020
Revenues:
Product	$-	$-
Service and license	14,344	7,113
Generation	6,230	4,722
Advanced Technologies	6,246	6,893
Total revenues	26,820	18,728

Costs of revenues:
Product	1,903	2,658
Service and license	13,026	8,833
Generation	6,728	6,327
Advanced Technologies	4,063	4,038
Total cost of revenues	25,720	21,856

Gross profit (loss)	1,100	(3,128)

Operating expenses:
Administrative and selling expenses	8,662	6,607
Research and development expense	3,023	1,027
Total costs and expenses	11,685	7,634

Loss from operations	(10,585)	(10,762)

Interest expense	(1,554)	(4,165)
Gain on extinguishment of financing obligation	-	1,801
Change in fair value of common stock warrant liability	-	(1,694)
Other income (expense), net	149	(501)

Loss before provision for income taxes	(11,990)	(15,321)

Provision for income taxes	(7)	(10)

Net loss	(11,997)	(15,331)

Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(12,797)	$(16,131)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.04)	$(0.07)
Basic and diluted weighted average shares outstanding	337,291,562	217,966,402

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2021	2020
Revenues:
Product	$—	$—
Service and license	19,917	19,697
Generation	17,306	14,795
Advanced Technologies	18,427	19,380
Total revenues	55,650	53,872
Costs of revenues:
Product	6,190	7,512
Service and license	20,992	16,418
Generation	23,265	17,576
Advanced Technologies	12,477	12,046
Total costs of revenues	62,924	53,552
Gross (loss) profit	(7,274)	320
Operating expenses:
Administrative and selling expenses	27,264	19,041
Research and development expenses	7,810	3,323
Total costs and expenses	35,074	22,364
Loss from operations	(42,348)	(22,044)
Interest expense	(5,662)	(11,026)
(Loss) gain on extinguishment of debt and financing obligation	(11,156)	1,801
Loss on extinguishment of Series 1 preferred share obligation	(934)	-
Change in fair value of common stock warrant liability	(15,974)	(39,311)
Other (expense) income, net	(797)	370
Loss before provision for income taxes	(76,871)	(70,210)
Provision for income taxes	(3)	(41)
Net loss	(76,874)	(70,251)
Series B preferred stock dividends	(2,400)	(2,531)
Net loss attributable to common stockholders	$(79,274)	$(72,782)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.24)	$(0.35)
Basic and diluted weighted average shares outstanding	323,983,465	210,389,907

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Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of operations and operating performance  by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,

(Amounts in thousands)	2021	2020	2021	2020
Net loss	$ (11,997)	$ (15,331)	$ (76,874)	$ (70,251)
Depreciation and amortization (1)	4,509	4,726	14,921	13,828
Provision for income taxes	7	10	3	41
Other (income)/expense, net (2)	(149)	501	797	(370)
(Gain) loss on extinguishment of debt and financing obligation	-	(1,801)	11,156	(1,801)
Loss on extinguishment of Series 1 preferred share obligation	-	-	934	-
Change in fair value of common stock warrant liability	-	1,694	15,974	39,311
Interest expense	1,554	4,165	5,662	11,026
EBITDA	$ (6,076)	$ (6,036)	$ (27,427)	$ (8,216)
Share-based compensation expense	903	398	3,573	1,261
Legal settlement (3)	-	-	-	(2,200)
Adjusted EBITDA	$ (5,173)	$ (5,638)	$ (23,854)	$ (9,155)

(1)	Includes depreciation and amortization on our Generation portfolio of $3.3 million and $11.2 million for the three and nine months ended July 31, 2021, respectively, and $3.4 million and $9.9 million for the three and nine months ended July 31, 2020, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.